Exhibit 99.1

Evans & Sutherland Computer Corporation
Announces New CEO, Jonathan Shaw,
President & COO, Kirk Johnson
David Bateman retires as CEO and Board member

SALT LAKE CITY – September 6, 2016 – Evans & Sutherland Computer Corporation (Pink Sheets: ESCC), today announced the appointment of Jonathan Shaw as Chief Executive Officer and a member of the Board of Directors in connection with the retirement of David Bateman as the Company's CEO and Board member, and the promotion of Kirk Johnson to President and Chief Operating Officer, both effective immediately. Mr. Johnson will report to Mr. Shaw. As members of the E&S Executive Management Team, they will work closely together on product and strategy development, marketing and sales to drive value to our customers, shareholders and employees.
"We are extremely pleased that Jon has accepted the role of CEO of E&S," said L. Tim Pierce, Chairman of the Board of the Company.  "Jon has served as the President of our wholly owned subsidiary, Spitz, Inc., for more than 14 years.  He has led all of the major initiatives that have resulted in Spitz becoming a world leader in supplying dome projection screens, education-focused planetariums, unique architectural structures and developing opportunities in theme parks."
"I am honored to be given the opportunity to be E&S's next CEO.  It is a privilege to be part of an organization with such a rich history and capability.  I look forward to working with the Board and the very talented staff at E&S and Spitz to pursue future growth opportunities and to maximize the value of our shareholders' investment," said Mr. Shaw.
Throughout his career, Mr. Shaw has successfully held senior-level positions in operations, manufacturing, sales, product management, marketing and general management.  Mr. Shaw was appointed President and Chief Executive Officer of E&S's subsidiary, Spitz, Inc., in November 2001, where he held various management positions since 1985. Prior to Spitz, Jon held several engineering positions with Mobil Oil Corporation.  He holds a BS in Engineering from the University of Delaware and an MBA from Widener University.
Kirk Johnson will assume the role of President and Chief Operating Officer.  Mr. Johnson was appointed Vice President and General Manager of E&S's Digital Theater Division in 2002.  He joined E&S in 1990 and held various engineering and management positions prior to his VP role. Prior to E&S, Mr. Johnson worked as an FCC compliance and regulatory engineer and project manager at Communication Certification Laboratory.  He holds a BS in Electrical Engineering and an MBA, both from the University of Utah.
"We congratulate Kirk in his new role at E&S. It is very exciting to have him expand his role on our Executive Management Team which will allow him to utilize the skills, relationships and industry knowledge that he has gained while working at E&S for the last 26 years," said Mr. Pierce.
"I look forward to working with the Board, Jon and our employees to continue to provide the exceptional products and services that our customers have come to expect from E&S. I am excited to more fully integrate E&S and Spitz in order to consolidate costs, increase profitability and grow our business," said Mr. Johnson.
"The entire Company is very grateful for the steady leadership Dave Bateman has brought to his 10 years of service as our CEO," Mr. Pierce said.  "Dave has tirelessly worked to resolve many significant challenges faced by the Company, including the very important 2014 resolution of the liabilities associated with the Company's pension plan.  He has been a great leader and colleague and we wish him the best in retirement as he moves to this next phase of his life."

For more information about Evans & Sutherland Computer Corporation and its product offerings, please visit es.com and spitzinc.com.
About Evans & Sutherland Computer Corporation:
Evans & Sutherland Computer Corporation, based in Salt Lake City, is the world leader in the production of high-quality advanced visual display systems used primarily in full-dome video projection applications, dome projection screens, dome architectural treatments, and unique content for planetariums, schools, science centers, other educational institutions, and entertainment venues.  With a nearly 50-year history in computer graphics, E&S is widely regarded as both a pioneer and a leader in providing the world's most compelling full-dome digital theater and planetarium systems, as well as original full-dome shows.  With our subsidiary, Spitz, Inc., and its over 60-year history as a leading supplier of planetarium systems, dome projection screens and other dome displays, E&S supplies premier total system solutions for its digital theater markets as well as customized domes and other unique geometric structures in the architectural market.  For more information, visit es.com and spitzinc.com.

Media and Investor Relations:
Contact:  Paul Dailey, CFO
    pdailey@es.com
    (801) 588 - 1654